Exhibit 10.1

November 19, 2012

Dear Kevin,

On behalf of Avnet Inc., I am pleased to offer you employment as Chief Financial Officer of Avnet, Inc. In this capacity, you will report to Rick Hamada and have a target start date of no later than January 2, 2013, pending successful completion of your background check and drug screen.

Should you accept this offer of employment, your annualized total target cash compensation will be $900,000.00 through fiscal year 2014 (June 30, 2014). Of this amount, $500,000.00 is your base salary and will be paid to you bi-weekly in the amount of $19,230.76 less applicable withholdings. Your targeted incentive income of $400,000.00 per year (which is currently subject to a maximum payout of 225%) will be based upon you meeting the specific performance criteria set forth in your Incentive Plan and will be paid to you annually after final review and approval by our Compensation Committee (during the first Board meeting immediately following our fiscal year-end close). Since you will be joining Avnet at the start of the second half of Avnet’s fiscal year 2013, your initial target incentive will be $200,000.00, and your payment will be based upon actual results to plan for the second half of fiscal year 2013. Further, you will be eligible to participate in Avnet’s Long Term Incentive Plan (LTIP) starting in August of 2013 at a target level of the equivalent of $1,000,000.00 pending annual approval by the Avnet Compensation Committee of the Board of Directors. The LTIP will be split among incentive stock, stock options, performance share plan units or other forms of equity awards in the same manner as for other members of the Avnet senior management team. The LTIP plan is subject to annual review and revision at the sole discretion of the Board of Directors.

To offset the loss of certain future compensation payments from your current employer, we are offering the following:

•	A signing bonus of $680,000.00 less applicable withholdings, $400,000.00 to be paid within 30 days of your start date and $280,000.00 to be paid as part of the regular pay period immediately after your one year service anniversary.

•	25,000 shares of AVT stock awarded upon your start date, which will vest at 33% per year over the next 3 years with the first payout on January 2, 2014.

•	68,000 options to be awarded upon your start date, which will vest 25% per year over the next 4 years with the exercise price equal to the closing price of Avnet stock on the date your employment commences.

•	Immediate participation in the AVT Performance Share Plan (PSP) for the fiscal year 13-14-15 cycle with a target award of 8,500 shares.

Should you voluntarily terminate employment within 12 months of your start date, you will be required to repay a pro-rata share of the signing bonus.

Avnet offers eligible employees a comprehensive and competitive benefits package. You are eligible to participate in Avnet’s medical, dental, vision and flexible spending account benefits on your 30th day of employment. Details about these programs and your eligibility for other Company benefits such as life insurance, pension, restoration plan, 401(k) plan and paid time off can be found in the Benefits Resource Guide. You will immediately begin accruing vacation at a rate of 20 days per year, rather than per the schedule shown. Questions can be directed to our Benefits department at 1-800-88AVNET, option #4, once you have begun your employment with the company.

In accordance with the Federal Immigration Reform and control Act of 1986, we are required to have Employment Eligibility Verification form I-9 on file. On your first day of employment, you will be asked to provide identification needed to complete the Form I-9 requirements.

As a federal contractor, Avnet is obligated to comply with the Drug Free Workplace Act of 1988. As a condition of employment, therefore, all applicants for employment must agree to take and must pass a confidential test for the use of illegal drugs before beginning employment. We understand that you have already completed your drug screen.

We also require that you inform us of any employment agreement, non-compete agreement, or non-disclosure agreement you may have with a current or former employer before accepting employment with Avnet. In addition, we require that you not bring any confidential information with you from a current or former employer.

Avnet is an “at-will” employer, and the Company and each of its employees continue the employment relationship under the policy that employment and compensation may be terminated with or without cause or notice, at any time, at the option of either the employee or the Company. This at-will employment relationship will remain in effect throughout your employment with the Company. However, if the Company terminates your employment without Cause, or you terminate your employment for Good Reason, during the first 12 months of your employment, the Company shall pay you $900,000.00 within ten days of your termination, provided you have executed, and not revoked, a general release of all claims in a form acceptable to the Company. For purposes of this offer letter, “Cause” means your: (1) failure to adhere to the Company’s written policies; (2) failure to substantially perform your duties; or (3) conviction, indictment, guilty plea or procedural equivalent to any crime that may have an adverse effect on Avnet’s reputation. For purposes of this offer letter, “Good Reason” means a material: (1) reduction of your base salary; (2) diminishment of your authority, duties or responsibilities; or (3) change in the geographic location at which you are required to perform services for the Company.

The above information represents the entire substance of Avnet’s offer of employment to you and is contingent upon successful completion of all pre-employment checks.

If all the above terms and conditions meet with your approval, please sign this letter and return to me by November 30, 2012, either by fax at (480) 308-1698 or scan/e-mail to maryann.miller@avnet.com. If these documents are not returned by this date, we reserve the right to withdraw this offer of employment.

Within 24 business hours of acceptance of our offer, you will receive login information to Avnet’s new hire iAccept software/portal. Please be sure and login to complete your new hire paperwork.

We look forward to having you join the Avnet team. If you should have any questions before your starting date, please feel free to call me at (480) 643-8501.

Sincerely,

MaryAnn G. Miller
Senior Vice President and Chief HR Officer

Acceptance

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